Exhibit 10.20

INCENTIVE UNIT SUBSCRIPTION AGREEMENT

(Class B Units of the Aggregator)

THIS INCENTIVE UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) by and between Jersey Mike’s Management Aggregator LLC, a Delaware limited liability company (the “Aggregator”), Jersey Mike’s HoldCo, LLC, a Delaware limited liability company (“HoldCo”), and the individual (“Executive”) named on the individual’s signature page hereto (the “Signature Page”) is made as of the Closing Date.

WHEREAS, HoldCo is an indirect interest holder of Jersey Mike’s Franchise System’s, LLC (the “Employer”);

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Aggregator, and the Aggregator desires to issue and provide to Executive, Class B Units of the Aggregator (collectively, the “Incentive Units”), in the amount set forth on the Signature Page, as hereinafter set forth;

WHEREAS, on the terms and subject to the conditions hereof, the Aggregator desires to acquire from HoldCo, and HoldCo desires to issue and provide to the Aggregator, Class B HoldCo Units which shall be subject to the same terms and conditions as the Incentive Units; and

WHEREAS, this Agreement is one of several agreements being entered into by the Aggregator and HoldCo with certain persons who are or will be directors or key employees or advisors of the Aggregator, HoldCo, the Employer or one or more of their respective Affiliates as part of a management equity purchase plan designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act.

NOW, THEREFORE, to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. Defined terms are as set forth in Exhibit I hereto and capitalized terms not defined herein or in Exhibit I shall have the meaning set forth in the Jersey Mike’s Management Aggregator LLC Equity Incentive Plan (the “Plan”), or if not defined therein, in the Aggregator LLC Agreement, or if not defined therein, in the HoldCo LLC Agreement.

2. Incentive Units.

2.1 Grant of Incentive Units of the Aggregator. Pursuant to the terms and subject to the conditions set forth in the Plan, this Agreement and the Aggregator LLC Agreement (the terms of which are incorporated herein by reference), Executive hereby subscribes for, and the Aggregator hereby agrees to issue and award to Executive, on the Closing Date, the number of Incentive Units set forth on the Signature Page with a Deemed Unit Price (as set forth on the Signature Page) in exchange for the services performed (or to be performed) to or for the benefit of the Aggregator, HoldCo, the Employer and/or one of their respective Affiliates by Executive, and subject to vesting in accordance with Schedule A hereto.

2.2 Grant of Class B HoldCo Units. In connection with the grant of the Incentive Units hereunder by the Aggregator, HoldCo hereby grants to the Aggregator, effective as of the Closing Date, an equivalent number of Class B HoldCo Units with the same vesting terms and conditions as the Incentive Units issued hereunder (such Class B HoldCo Units, the “Corresponding HoldCo Units”), with a Deemed Unit Price applicable to such Class B HoldCo Units specified on the Signature Page, subject to the terms of the HoldCo LLC Agreement, except as set forth herein.

2.3 The Closing. The closing (the “Closing”) of the grant of Incentive Units hereunder shall take place on the date specified on the Signature Page (the “Closing Date”).

2.4 Tax Treatment. The Aggregator and HoldCo intend that (a) the Incentive Units issued pursuant to this Agreement be treated as “profits interests” within the meaning of the Code, the Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto, including, without limitation, Internal Revenue Service Revenue Procedure 93-27, as clarified by Internal Revenue Service Revenue Procedure 2001-43, (b) the issuance of such interests not be a taxable event to the Aggregator, HoldCo, or Executive as provided in such Revenue Procedure, and (c) the Aggregator LLC Agreement, the HoldCo LLC Agreement and this Agreement be interpreted, construed and administered consistently with such intent.

2.5 Section 83(b) Election; Form W-9. Within 10 days after the Closing, Executive shall (a) file (via certified mail, return receipt requested) with the Internal Revenue Service a completed election with respect to the Incentive Units subscribed for at the Closing under Section 83(b) of the Code, and the regulations promulgated thereunder, in the form attached hereto as Exhibit III, and (b) provide the Aggregator and the Employer with a copy of such filing. Executive should consult Executive’s tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Incentive Units. In addition, within 10 days after the Closing, Executive shall provide an Internal Revenue Service Form W-9 to the Aggregator and the Employer. Executive shall provide any additional tax documentation as requested by the Aggregator or the Employer.

2.6 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Aggregator shall be under no obligation to issue or grant to Executive any Incentive Units unless (a) Executive is an employee of, or consultant or other service provider to, the Employer or one of its Subsidiaries or Affiliates on the Closing Date, (b) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date, and (c) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

3. Investment Representations and Covenants of Executive. Executive acknowledges and represents the representations and warranties as set forth in Exhibit II hereto.

4. Certain Sales and Forfeitures upon Termination of Employment.

4.1 Call Option.

(a) If (I) Executive’s employment with the Employer or another member of the Company Group is terminated by the Employer or another member of the Company Group for Cause (or if Executive voluntarily resigns Executive’s employment with the Employer or another member of the Company Group when grounds for Cause exist), (II) Executive voluntarily resigns employment with the Employer or another member of the Company Group for any reason within the two‑year period following the Vesting Reference Date (as set forth on the Signature Page) or (III) a Restrictive Covenant Violation occurs, the Aggregator shall have an ongoing right, exercisable at any time, following as applicable, each of (i) the Termination Date or (ii) the date of such Restrictive Covenant Violation (or, if later, the date on which the full Board has actual knowledge thereof), to purchase (together with the rights in Sections 4.1(b) and 4.1(c), the “Call Option”), and each member of Executive’s Group shall be required to sell to the Aggregator, all or any portion of the Vested Incentive Units then held by such member of Executive’s Group at a purchase price per Vested Incentive Unit equal to the lesser of (x) Fair Market Value of such Incentive Unit (measured as of the date on which the election to purchase such units is delivered (the “Repurchase Notice Date”)) and (y) Cost; provided, that such purchase price shall not be less than zero.

(b) If Executive’s employment with the Employer or another member of the Company Group terminates for any reason other than as provided for in Section 4.1(a), the Aggregator shall have an ongoing right, exercisable at any time, following the Termination Date, to purchase, and each member of Executive’s Group shall be required to sell to the Aggregator, all or any portion of the Vested Incentive Units then held by such member of Executive’s Group at a purchase price per Vested Incentive Unit equal to the Fair Market Value of such Incentive Unit (measured as of the Repurchase Notice Date); provided, that such purchase price shall not be less than zero.

(c) In the event that Executive engages in a Restricted Business at any time after the Termination Date (regardless of whether such conduct constitutes a Restrictive Covenant Violation), then the Aggregator shall have the right, following the date of such engagement in a Restricted Business (or, if later, the date on which the full Board has actual knowledge thereof), to purchase, and each member of Executive’s Group shall be required to sell to the Aggregator, all or any portion of the Vested Incentive Units then held by such member of Executive’s Group at a purchase price per Vested Incentive Unit equal to the Fair Market Value of such Incentive Unit (measured as of the Repurchase Notice Date); provided, that such purchase price shall not be less than zero. The Aggregator may elect to exercise its Call Option in Section 4.1(a) in lieu of this Section 4.1(c), to the extent applicable.

(d) If Executive’s employment with the Employer or another member of the Company Group terminates for any reason, all Unvested Incentive Units will be forfeited immediately without further action by the Aggregator for no consideration therefor (or to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Incentive Units shall be subject to the Call Option in Section 4.1(a), at a purchase price per Unvested Incentive Unit equal to the lesser of (i) Fair Market Value of such Incentive Unit (measured as of the Repurchase Notice Date) and (ii) Cost; provided, that such purchase price shall not be less than zero).

(e) If the Aggregator desires to exercise the Call Option pursuant to this Section 4.1, the Aggregator shall send written notice to Executive (on behalf of each member of Executive’s Group) of its intention to purchase Incentive Units, specifying the number and class of Incentive Units to be purchased and the purchase price thereof (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Aggregator on a date specified by the Aggregator not later than the 30th day after giving the Call Notice. Notwithstanding the foregoing, if the Aggregator elects not to exercise the Call Option pursuant to this Section 4.1 (or elects to exercise the Call Option with respect to less than all Incentive Units), Sponsor may elect to cause one of its Affiliates, HoldCo, or another designee to purchase such Incentive Units on the same terms and conditions set forth in this Section 4.1 by providing written notice to each member of Executive’s Group of its intention to purchase Incentive Units, and the provisions herein with respect to the Call Option shall be deemed to apply to such applicable Affiliates.

(f) If there is more than one member of Executive’s Group, the failure of any one member thereof to perform his, her or its obligations hereunder shall not excuse or affect the obligations of any other members thereof, and the closing of the purchases from such other members by the Aggregator shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5. Certain Limitations on the Aggregator’s Obligations to Purchase Incentive Units; Certain Delays.

5.1 Prohibition of Purchases. Notwithstanding anything to the contrary contained herein, the Aggregator shall not be obligated to purchase any Incentive Units at any time pursuant to Section 4, regardless of whether it has delivered a Call Notice, to the extent that the purchase of such Incentive Units or the payment to the Aggregator, HoldCo or one of its Subsidiaries of a cash dividend or distribution by the Aggregator, HoldCo or one of its Subsidiaries to fund such purchase (together with any other purchases of Incentive Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees or service providers of the Employer and its Affiliates of which the Aggregator has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local, foreign court or governmental authority applicable to the Aggregator, HoldCo or any of its Subsidiaries or any of its or their property.

5.2 Payment for Incentive Units. If at any time the Aggregator elects or is required to purchase any Incentive Units pursuant to Section 4, the Aggregator shall pay the purchase price for the Incentive Units it purchases (a) first, by the cancellation of indebtedness of any kind, if any, owing from Executive to the Aggregator, HoldCo or any of its Subsidiaries or Affiliates (which indebtedness shall be applied pro rata against the proceeds receivable by each member of Executive’s Group receiving consideration in such repurchase) and (b) then, by the Aggregator’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Incentive Units so purchased, duly endorsed; provided, that if (i) any of the conditions set forth in Section 5.1 exists, (ii) the Aggregator has a lack of available cash to purchase such Incentive Units, as reasonably determined in good faith by the Board, or (iii) such purchase of Incentive

Units would result in a Financing Default (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each, a “Cash Payment Restriction”), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Aggregator’s delivery of a junior subordinated promissory note of the Aggregator (such note shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) (a “Junior Subordinated Note”) in a principal amount equal to the applicable portion of the purchase price, payable within five years (or, if earlier, within 90 days following the first anniversary of the date when the Cash Payment Restriction no longer exists, as determined by the Board). The Aggregator shall have the rights set forth in clause (a) of the first sentence of this Section 5.2 whether or not Executive or any member of Executive’s Group is selling such Incentive Units even if Executive’s Group is not an obligor of the Aggregator, HoldCo, or any of their respective Affiliates. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Aggregator. To the extent that the Aggregator is restricted from paying accrued interest that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded annually, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be paid within 90 days following the first anniversary of date when the Cash Payment Restriction no longer exists, as determined by the Board. Notwithstanding any other provision in this Agreement, the Aggregator may elect to pay the purchase price hereunder in shares or other equity securities of HoldCo or one of HoldCo’s direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price; provided, that such Subsidiary promptly offers to repurchase such shares or other equity securities for cash equal to the applicable purchase price or a Junior Subordinated Note with a principal amount equal to the applicable purchase price.

5.3 Repayment of Proceeds; Certain Forfeitures.

(a) If (i) Executive’s employment is terminated by the Employer or another member of the Company Group for Cause (or if Executive voluntarily resigns Executive’s employment with the Employer or another member of the Company Group when grounds for Cause exist), (ii) a Restrictive Covenant Violation occurs, or (iii) the Employer discovers that grounds for a termination for Cause existed at the time of such termination, then (A) Executive shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to HoldCo or the Aggregator, as applicable, within 10 Business Days following HoldCo’s or the Aggregator’s, as applicable, request to Executive therefor, an amount equal to the excess, if any, of (x) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Executive or any of Executive’s Permitted Transferees received upon the sale or other disposition of, or distributions in respect of, Executive’s Incentive Units over (y) the aggregate Cost of such Incentive Units, and (B) Executive shall forfeit any right to receive any unpaid portion of the purchase price relating to Incentive Units that were subject to an exercised Call Option. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any cure period or other procedural delay or event required prior to a finding of, or termination with, Cause.

(b) Notwithstanding anything to the contrary herein, if the Employer discovers that grounds for a termination for Cause existed at the time of a prior termination of Executive’s employment, then all Incentive Units then-held by Executive (and other members of Executive’s Group) will be forfeited immediately without further action by the Aggregator for no consideration therefor (or to the extent a forfeiture is not permissible under applicable law for any reason, the Incentive Units shall be subject to the Call Option in Section 4.1(a), with a purchase price per Incentive Unit equal to the lesser of (i) Fair Market Value of such Incentive Unit (measured as of the Repurchase Notice Date) and (ii) Cost; provided, that such purchase price shall not be less than zero).

5.4 Delay in Call Option. Notwithstanding any other provision in this Agreement, the exercise of the Call Option shall be delayed, in the Aggregator’s sole discretion, as needed to avoid adverse accounting consequences that would result in the applicable Incentive Units being classified as a “liability award” under generally accepted accounting principles, to the extent the Aggregator or HoldCo intends for such Incentive Units to be classified as an “equity award” thereunder.

6. HoldCo’s Purchases. In the event that any Incentive Units are purchased by the Aggregator pursuant to the applicable terms of Section 4 and Section 5, an equal number of Class B HoldCo Units held by the Aggregator shall automatically and simultaneously be purchased by HoldCo on the same terms and conditions unless otherwise determined by the Board. Notwithstanding the foregoing, purchases under Section 4 and Section 5 with respect to Incentive Units may, in the sole and absolute discretion of the Board, be effected by (a) causing the Aggregator to redeem the relevant Incentive Units in exchange for the Corresponding HoldCo Units and (b) following the redemption in clause (a), causing HoldCo to repurchase such Class B HoldCo Units from the relevant holder pursuant to the applicable terms of this Agreement (including, as applicable, the Aggregator LLC Agreement and the HoldCo LLC Agreement).

7. Restrictive Covenants (Appendix A). Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group (as defined in Appendix A to this Agreement) and accordingly agrees, in Executive’s capacity as an investor and equity holder in the Aggregator, and indirectly, Employer and the other members of the Company Group, to the provisions of Appendix A to this Agreement. Executive acknowledges and agrees that remedies of the Aggregator, the Employer and the other members of the Company Group at law for a breach or threatened breach of any of the provisions of Appendix A may be inadequate and the Aggregator, the Employer and the other members of the Company Group may suffer irreparable damages as a result of such breach or threatened breach by Executive, regardless of whether Executive then holds Incentive Units. The Employer and the other members of the Company Group are third-party beneficiaries of this Section 7 and Appendix A. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Aggregator, the Employer and the other members of the Company Group, without posting any bond, shall be entitled to (a) cease making any payments or providing any payments or providing any benefit otherwise required by this Agreement and/or (b) obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8. Miscellaneous.

8.1 Transfers. The Incentive Units may only be transferred as permitted by the Aggregator LLC Agreement and the HoldCo LLC Agreement. Prior to the transfer of Incentive Units to a Permitted Transferee, Executive shall deliver to the Aggregator a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and the Aggregator LLC Agreement and acknowledging that any corresponding Class B HoldCo Units held by the Aggregator are subject to the terms of the HoldCo LLC Agreement and (b) acknowledging that the Incentive Units transferred to such Person will continue to be Incentive Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Incentive Units in violation of any provision of this Agreement, the Plan, the Aggregator LLC Agreement or the HoldCo LLC Agreement shall be void, and the Aggregator shall not record such transfer on its books or treat any purported transferee of such Incentive Units as the owner of such Incentive Units for any purpose. Notwithstanding any provision to the contrary in the Aggregator LLC Agreement or the HoldCo LLC Agreement, no Unvested Incentive Unit shall be transferred without the prior written consent of the Aggregator, which may be withheld in its sole discretion.

8.2 Recapitalizations, Exchanges, Etc. Affecting Incentive Units. The provisions of this Agreement and the Aggregator LLC Agreement shall apply, to the full extent set forth herein with respect to Incentive Units, to any and all securities of the Aggregator, HoldCo, the Employer, or any successor or assign of the Aggregator, HoldCo, or the Employer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Incentive Units, by reason of any dividend payable in Incentive Units, issuance of Incentive Units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

8.3 Executive’s Employment by the Employer. Nothing contained in this Agreement shall be deemed to obligate the Aggregator, HoldCo, the Employer or any Subsidiary or Affiliate of the Aggregator, HoldCo or the Employer to employ Executive in any capacity whatsoever or to prohibit or restrict any of them from changing Executive’s role from a management-level employee to a non-management level employee, or terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

8.4 Cooperation. Executive agrees to cooperate with the Aggregator, the Employer and HoldCo in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

8.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Permitted Transferee shall derive any rights under this Agreement unless and until such Permitted Transferee has executed and delivered to the Aggregator a valid undertaking and becomes bound by the terms of this Agreement; provided, further, that Sponsor is a third-party beneficiary of this Agreement and shall have the right to enforce the provisions hereof. The parties hereto agree that the rules of construction that a contract shall be construed against the drafter shall not be applied.

8.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

8.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein (except that the provisions of Appendix A shall be governed by the law of the state where Executive is principally employed by the Employer or its Affiliates or, if Executive and the Employer or its Affiliates are party to an Employment Agreement, the law of the state that governs such Employment Agreement). Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Aggregator, HoldCo and the members of Executive’s Group hereby submits to the exclusive jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. Each of the members of Executive’s Group, the Aggregator and HoldCo hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, by PDF or other electronic transmission or by overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Aggregator or HoldCo:

Jersey Mike’s Franchise Systems, Inc.

2251 Landmark Place

Manasquan, New Jersey 08736

Attention: General Counsel

with a copy to (which shall not constitute notice):

c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Attention: Michael Staub
Devon Rinker
Email: [email addresses]

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Gregory T. Grogan
Email: [email address]

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Employer.

8.9 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof; provided, that if the Aggregator, the Employer or its Affiliates from time to time is or becomes a beneficiary under one or more other confidentiality, nondisclosure, non-competition, non-solicitation or non-disparagement provisions (or other provisions similar to those set forth in Appendix A) applicable to Executive under a written agreement, policy and/or plan (“Other Restrictive Covenants”), such Other Restrictive Covenants shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, subject to the proviso in the first sentence of this Section 8.9.

8.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Each counterpart may be executed and delivered by electronic signature.

8.11 Injunctive Relief. Executive and Executive’s Permitted Transferees each acknowledge and agree that a violation of any of the terms of this Agreement will cause the Aggregator, HoldCo, and their respective Affiliates irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Aggregator, HoldCo, and/or its applicable Affiliates shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

8.12 Rights Cumulative; Waiver. The rights and remedies of Executive, the Aggregator and HoldCo under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

8.13 Joinder to the Aggregator LLC Agreement and the HoldCo LLC Agreement. By executing and delivering this Agreement, Executive hereby adopts and approves the Plan, the Aggregator LLC Agreement and the HoldCo LLC Agreement and agrees, effective commencing on the date on which Executive first becomes the owner of any Incentive Units or otherwise holds any interests of the Aggregator or HoldCo in accordance with this Agreement, the Plan, the Aggregator LLC Agreement and the HoldCo LLC Agreement, to be bound by, and to comply with, the provisions of the Aggregator LLC Agreement and the HoldCo LLC Agreement as a “Member” in the same manner as if Executive was a signatory to each such agreement; provided, that for the avoidance of doubt, to the extent Executive does not directly hold Class B HoldCo Units, Executive will not be a “Member” under the HoldCo LLC Agreement, but Executive acknowledges that any Class B HoldCo Units held by the Aggregator which correspond with Executive’s Incentive Units will be subject to the terms of the HoldCo LLC Agreement to which the Aggregator has become a party by executing and delivering this Agreement (or another Incentive Unit Subscription Agreement if executed and delivered prior to the date hereof).

IN WITNESS WHEREOF, the parties have executed this Incentive Unit Subscription Agreement effective as of the Closing Date. By executing this Signature Page, the parties also are agreeing to be bound by the Plan, the Aggregator LLC Agreement and the HoldCo LLC Agreement, effective as of the Closing Date.

JERSEY MIKE’S MANAGEMENT AGGREGATOR LLC
By

Its Authorized Signatory

JERSEY MIKE’S HOLDCO, LLC
By

Its Authorized Signatory

[Name]

Please check the appropriate box:

☐ Executive is an “accredited investor”1 within the meaning of Rule 501(a) under the Securities Act.

☐ Executive is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

Closing Date	[Date], 2026
Total Number of Incentive Units	[Number]
Vesting Reference Date	[Date], 2026
Deemed Unit Price	$[•]

1 You are an “accredited investor” if you meet any of the following tests:

1. You are a director or executive officer of Aggregator;

2. You have an individual net worth, or joint net worth with your spouse or spousal equivalent (i.e., a cohabitant occupying a relationship generally equivalent to that of a spouse), at the time of your purchase exceeding $1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property but excluding the value of the primary residence of such natural person (and including property owned by a spouse or spousal equivalent other than the primary residence of the spouse or spousal equivalent), over total liabilities. The amount of any mortgage or other indebtedness secured by an investor’s primary residence should not be included as a “liability”, except to the extent the fair market value of the residence is less than the amount of such mortgage or other indebtedness;

3. You had individual income (excluding your spouse or spousal equivalent) in excess of $200,000 in both 2024 and 2025 and have a reasonable expectation of reaching the same income level in 2026;

4. You and your spouse or spousal equivalent had joint income in excess of $300,000 in both 2024 and 2025 and have a reasonable expectation of reaching the same income level in 2026; or

5. You are a natural person holding in good standing one or more of the following certifications: General Securities Representative license (Series 7), Private Securities Offerings Representative license (Series 82), and Investment Adviser Representative license (Series 65).

CONSENT OF SPOUSE

I, _________________, the undersigned spouse of [Participant Name], hereby acknowledge that I have read the attached Incentive Unit Subscription Agreement, the Aggregator LLC Agreement and the HoldCo LLC Agreement (collectively, the “Equity Documents”) and that I understand their contents. I am aware that the Equity Documents provide for the forfeiture of my spouse’s Incentive Units (as defined in the Equity Documents and for purposes of this consent, the “Equity”) under certain circumstances and that the Equity Documents impose other restrictions on the transfer of such Equity. I agree that my spouse’s interest in the Equity is subject to the Equity Documents and any interest I may have in such Equity shall also be irrevocably bound by such Equity Documents and, further, that my community property interest in such Equity, if any, shall be similarly bound by such Equity Documents.

I am aware that the legal, financial and other matters contained in the Equity Documents are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Equity Documents that I hereby waive such right.

Acknowledged and agreed this ___ day of _____ 2026.

Spouse:

Name:
Address:

Signature:

Witness:

Name:
Address:

Signature:

Schedule A

Vesting of Incentive Units

All Incentive Units initially shall be Unvested Incentive Units upon the Closing Date.

1. Time-Vesting Units.

(a) Vesting Schedule. One-third (1/3rd) of the Incentive Units granted hereunder (the “Time-Vesting Units”) shall become Vested Incentive Units as to 20% of such Time-Vesting Units on each of the first five anniversaries of the Vesting Reference Date, subject to Executive’s continued employment with the Employer and its Affiliates through each applicable vesting date.

(b) Change of Control. Notwithstanding the foregoing, immediately prior to the occurrence of a Change of Control that occurs prior to the Termination Date, 100% of the Time-Vesting Units shall become Vested Incentive Units.

2. Performance-Vesting Units.

(a) Performance-Vesting.

(i) Two-ninths (2/9th) of the Incentive Units granted hereunder (the “Tranche I Performance-Vesting Units”) shall become Vested Incentive Units upon the date, if any, when Sponsor has received cash proceeds (excluding tax distributions) in respect of Sponsor’s aggregate investment in Class A Units of HoldCo in an amount sufficient to reflect both (A) a specified return on Sponsor’s cumulative invested capital in HoldCo (“Sponsor MOIC”) of at least a 1.85x and (B) an annual internal rate of return based on Sponsor’s cumulative invested capital in HoldCo (“Sponsor IRR”) of at least 14%, subject to Executive’s continued employment or service with the Employer and its Affiliates through the applicable vesting date.

(ii) An additional two-ninths (2/9th) of the Incentive Units granted hereunder (the “Tranche II Performance-Vesting Units”) shall become Vested Incentive Units upon the date, if any, when Sponsor has received cash proceeds (excluding tax distributions) in respect of Sponsor’s aggregate investment in Class A Units of HoldCo in an amount sufficient to reflect both (A) a Sponsor MOIC of at least a 2.25x and (B) a Sponsor IRR of 18%, subject to Executive’s continued employment or service with the Employer and its Affiliates through the applicable vesting date.

(ii) An additional two-ninths (2/9th) of the Incentive Units granted hereunder (the “Tranche III Performance-Vesting Units”, and together with the Tranche I Performance-Vesting Units and the Tranche II Performance-Vesting Units, the “Performance-Vesting Units”) shall become Vested Incentive Units upon the date, if any, when Sponsor has received cash proceeds (excluding tax distributions) in respect of Sponsor’s aggregate investment in Class A Units of HoldCo in an amount sufficient to reflect both (A) a Sponsor MOIC of at least a 2.65x and (B) a Sponsor IRR of 22%, subject to Executive’s continued employment or service with the Employer and its Affiliates through the applicable vesting date.

(b) Upon a Change of Control that occurs prior to Executive’s Termination Date, any then-outstanding Performance-Vesting Units that have not become Vested Incentive Units in connection with such Change of Control shall be forfeited (to the extent not already forfeited) for no consideration upon such Change of Control.

(c) Any then-outstanding Performance-Vesting Units that have not previously become Vested Incentive Units shall remain outstanding and eligible to vest 30 days following each date that the Sponsor, following or pursuant to an IPO, disposes of any of its Class A Units of HoldCo (or, as applicable, any equivalent equity securities acquired in exchange, conversion or otherwise for such Class A Units (such securities transferred following or pursuant to an IPO, “Post-IPO Disposed Securities”)) to an unaffiliated third party other than Sponsor, HoldCo and/or their respective affiliates, successors or assigns (each such disposal date, a “Measurement Date”) as follows:

(i) If, on the Measurement Date, Sponsor has received cash proceeds (excluding tax distributions) in respect of the Sponsor’s Post-IPO Disposed Securities in an amount sufficient to reflect both (A) a Sponsor MOIC of at least a 1.85x and (B) a Sponsor IRR of 14%, in each case, on all such Post-IPO Disposed Securities (but not yet on Sponsor’s cumulative invested capital in HoldCo), then a number of outstanding and unvested Tranche I Performance-Vesting Units shall vest (subject to Executive’s continued employment through the date that is 30 days following the Measurement Date), with such number equal to the following: (i) the total number of Tranche I Performance-Vesting Units issued under this Agreement, multiplied by the Applicable Percentage, less (ii) the number of Tranche I Performance-Vesting Units that vested prior to such Measurement Date (if any).

(ii) If, on the Measurement Date, Sponsor has received cash proceeds (excluding tax distributions) in respect of the Sponsor’s Post-IPO Disposed Securities in an amount sufficient to reflect both (A) a Sponsor MOIC of at least a 2.25x and (B) a Sponsor IRR of 18%, in each case, on all such Post-IPO Disposed Securities (but not yet on Sponsor’s cumulative invested capital in HoldCo), then a number of outstanding and unvested Tranche II Performance-Vesting Units shall vest (subject to Executive’s continued employment through the date that is 30 days following the Measurement Date), with such number equal to the following: (i) the total number of Tranche II Performance-Vesting Units issued under this Agreement, multiplied by the Applicable Percentage, less (ii) the number of Tranche II Performance-Vesting Units that vested prior to such Measurement Date (if any).

(iii) If, on the Measurement Date, Sponsor has received cash proceeds (excluding tax distributions) in respect of the Sponsor’s Post-IPO Disposed Securities in an amount sufficient to reflect both (A) a Sponsor MOIC of at least a 2.65x and (B) a Sponsor IRR of 22%, in each case, on all such Post-IPO Disposed Securities but not yet on Sponsor’s cumulative invested capital in HoldCo, then a number of outstanding and unvested Tranche III Performance-Vesting Units shall vest (subject to Executive’s continued employment through the date that is 30 days following the Measurement Date), with such number equal to the following: (i) the total number of Tranche III Performance-Vesting Units issued under this Agreement, multiplied by the Applicable Percentage, less

(ii) the number of Tranche III Performance-Vesting Units that vested prior to such Measurement Date (if any).

(d) On the fifth anniversary of an IPO, any then-outstanding Performance-Vesting Units that have not previously become Vested Incentive Units shall become vested if the applicable Sponsor MOIC and Sponsor IRR for such Performance-Vesting Units are both satisfied assuming that all of the Sponsor’s remaining Class A Units of HoldCo (or, as applicable, any equivalent equity securities acquired in exchange, conversion or otherwise for such Class A Units) are disposed for cash proceeds equal to the volume-weighted average trading price for such security over the immediately preceding 180 days on the stock exchange on which the equity is principally trading.

(e) All computations of a Sponsor MOIC or Sponsor IRR hurdle shall be made on a pro forma basis so that if the Sponsor MOIC or Sponsor IRR hurdle is achieved, but, after taking into account the dilutive effect of the corresponding vesting of all outstanding incentive awards of the Aggregator or any of its Subsidiaries (including, but not limited to, any other Class B Units), the multiple is no longer achieved, then such vesting will not take effect to the extent such Sponsor MOIC or Sponsor IRR hurdle would not occur. The Board will, in good faith, make all determinations necessary or appropriate to determine whether the Performance-Vesting Units shall have become vested. The Board’s determination shall be final, binding and conclusive upon all parties.

3. Termination.

(a) If Executive’s employment with the Employer or other member of the Company Group is terminated by the Employer or such other member of the Company Group for Cause (or if Executive voluntarily resigns Executive’s employment with the Employer or other member of the Company Group when grounds for Cause exist), or in the event of a Restrictive Covenant Violation, all Incentive Units (regardless of whether such Incentive Units are Vested Incentive Units or Unvested Incentive Units) will be forfeited immediately without further action by the Aggregator (or to the extent a forfeiture is not permissible under applicable law for any reason, the Incentive Units shall be subject to the Call Option in Section 4.1(a) of the Agreement, at a purchase price per Incentive Unit equal to the lesser of (i) Fair Market Value of such Incentive Unit (measured as of the Repurchase Notice Date) and (ii) Cost; provided, that such purchase price shall not be less than zero).

(b) If Executive’s employment with the Employer or other member of the Company Group terminates for any reason other than as set forth in Section 3(a) of this Schedule A, upon the Termination Date, (i) Unvested Incentive Units will be forfeited immediately without further action by the Aggregator (or to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Incentive Units shall be subject to the Call Option in Section 4.1(a) of the Agreement, at a purchase price per Unvested Incentive Unit equal to the lesser of (x) Fair Market Value of such Incentive Unit (measured as of the Repurchase Notice Date) and (y) Cost; provided, that such purchase price shall not be less than zero) and (ii) Vested Incentive Units will be subject to the Call Option pursuant to Section 4.1(b) of the Agreement.

Exhibit I

Definitions

Applicable Percentage. The term “Applicable Percentage” shall mean, with respect to a Measurement Date, a percentage equal to (x) the number of Post-IPO Disposed Securities, divided by (y) the maximum number of Class A Units of HoldCo (or, as applicable, any equivalent equity securities acquired in exchange, conversion or otherwise for such Class A Units) held by Sponsor at any time.

Cause. The term “Cause” shall have the meaning ascribed to such term in Executive’s current written employment agreement with Employer or another member of the Company Group, as may be amended, modified or supplemented from time to time by the parties thereto (the “Employment Agreement”), and if not so defined, or no such Employment Agreement exists, “Cause” shall mean Executive’s: (i) failure to substantially perform Executive’s duties as an employee or agent of the Employer or any of its Affiliates, which failure has not been cured within 10 days after receiving notice of such failure from the Board; (ii) failure to carry out, or comply with, any lawful directive of the Employer, its Affiliates, or the Board; (iii) commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, guilty plea, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any (x) felony or (y) crime involving moral turpitude, theft, fraud, dishonesty or misrepresentation; (iv) Executive’s excessive absenteeism not related to authorized leave that materially interferes with the performance of Executive’s duties hereunder, other than due to a physical or mental impairment that, with the passage of time, would constitute a Disability; (v) unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Employer or any of its Affiliates or while performing Executive’s duties and responsibilities as an employee or agent of the Employer or any of its Affiliates; (vi) commission at any time of any act of theft, fraud, embezzlement, misappropriation of property, information, or other assets, misconduct, conversion of assets of the Employer or any of its Affiliates, commission of any other act or omission which is materially injurious to the financial condition or business reputation of the Employer or any of its Affiliates, or breach of fiduciary duty against the Employer or any of its Affiliates (or any predecessor thereto or successor thereof); (vii) violation of material policies or procedures of HoldCo or any of its Affiliates, including Executive’s failure to pass a drug screening test administered by or at the direction of HoldCo or any of its Affiliates or becoming habitually intoxicated or addicted to drugs or alcohol; (viii) the temporary or permanent regulatory, governmental or administrative suspension, removal or prohibition of Executive from participating in any of the affairs of HoldCo or any of its Affiliates; (ix) the violation by Executive of any law regarding employment discrimination or sexual harassment or any act which subjects the Employer or any of its Affiliates to payment or settlement of any claim on the basis of sex, age, race or other discrimination; or (x) material breach of this Agreement or any other agreement with the Employer or any of its Affiliates (including, without limitation, any breach of the restrictive covenants of any such agreement) or material breach of any written policy of the Employer or any of its Affiliates. Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

Change of Control. The term “Change of Control” shall mean the occurrence of (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of

HoldCo and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Blackstone Member, its Affiliates or its Portfolio Companies (unless the Board deems such sale or disposition to be a Change of Control) or (ii) any person or group, other than the Blackstone Member, its Affiliates or its Portfolio Companies (unless the Board deems such sale or disposition to be a Change of Control), being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting equity of HoldCo, including by way of merger, consolidation or otherwise, and the Blackstone Member and its Affiliates and Portfolio Companies cease to control the Board. For the sake of clarity, a Public Offering shall not constitute a Change of Control for purposes of this Agreement.

Company Group. The term “Company Group” shall mean the Aggregator, HoldCo, and their respective Subsidiaries.

Cost. The term “Cost” shall mean the amount paid by Executive per Incentive Unit, if any, as proportionately adjusted for all subsequent distributions of Incentive Units and other recapitalizations and less the amount of any distributions made with respect to the Incentive Units pursuant to the Aggregator LLC Agreement, as applicable; provided, that “Cost” may not be less than zero.

Disability. The term “Disability” or “Disabled” shall have the meaning ascribed to such term in Executive’s Employment Agreement, and if not so defined, or no such Employment Agreement exists, “Disability” or “Disabled” shall mean, as determined by HoldCo in good faith, termination of Executive’s employment after three months of Executive’s inability to perform the essential functions of Executive’s duties, with reasonable accommodation (as defined under applicable law).

Employee and Employment. The term “employee” shall mean, without any inference as to negate Executive’s status as a Member of the Aggregator or HoldCo, if applicable, for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of HoldCo or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee or consultant, board member, or advisor of HoldCo or any other member of the Company Group.

Executive’s Group. The term “Executive’s Group” shall mean Executive and Executive’s Permitted Transferees.

Fair Market Value. The term “Fair Market Value”, with respect to an Incentive Unit, shall mean (i) if there is a public market for the Class B HoldCo Units on the applicable date, the value for the Incentive Unit implied by the average of the high and low closing bid prices of the corresponding Class B HoldCo Unit owned by the Aggregator during the immediately preceding 10 trading days on the stock exchange on which the equity is principally trading or (ii) if there is no public market for such equity on such date, the value of the Incentive Unit determined by the Board in good faith (it being understood that the value of the Incentive Units shall be determined based on an equity valuation of HoldCo which could then be converted formulaically into a fair market value for the Incentive Units based on the economic rights for such equity interests by reference to the application of the distribution and dissolution provisions contained in the HoldCo LLC Agreement).

Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of HoldCo or its Affiliates from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of the Aggregator, HoldCo or their respective Affiliates.

IPO. The term “IPO” shall mean an initial Public Offering.

Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean Executive’s breach of any provision of Appendix A attached hereto or any Other Restrictive Covenant.

Sponsor. The term “Sponsor” shall mean Blackstone Inc. and its Affiliates.

Termination Date. The term “Termination Date” shall mean the date upon which Executive’s employment with the Employer and the Company Group is terminated for any reason (including death or Disability).

Unvested Incentive Units. The term “Unvested Incentive Units” means, with respect to Executive’s Incentive Units, the number of Incentive Units that are not Vested Incentive Units.

Vested Incentive Units. The term “Vested Incentive Units” means, with respect to Executive’s Incentive Units, the number of such Incentive Units that are vested and nonforfeitable, as determined in accordance with Schedule A.

Exhibit II

Representations and Warranties

1. Incentive Units Unregistered. Executive acknowledges and represents that Executive has been advised by the Aggregator that:

(a) the offer and sale of the Incentive Units have not been registered under the Securities Act;

(b) the Incentive Units must be held indefinitely and Executive is in a financial position to continue to bear the economic risk of the investment in the Incentive Units unless the offer and sale of such Incentive Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the Aggregator LLC Agreement or the HoldCo LLC Agreement);

(c) there is no established market for the Incentive Units and it is not anticipated that there will be any public market for the Incentive Units in the foreseeable future;

(d) a restrictive legend in the form set forth below, or in such other form as may be determined by the Aggregator pursuant to the Aggregator LLC Agreement or HoldCo pursuant to the HoldCo LLC Agreement, shall be placed on the certificates, if any, representing the Incentive Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN AN INCENTIVE UNIT SUBSCRIPTION AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Aggregator indicating that the Incentive Units are subject to restrictions on transfer as provided herein, in the Aggregator LLC Agreement and the HoldCo LLC Agreement, and, if the Aggregator or HoldCo should at some point in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Incentive Units.

2. Additional Investment Representations. Executive represents and warrants that:

(a) Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Incentive Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Incentive Units;

(b) Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Incentive Units;

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(c) Executive understands that the Incentive Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Incentive Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Incentive Units and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that if Executive ceases to be an employee of the Employer or other member of the Company Group, the Aggregator has the right to repurchase (or redeem, in accordance with Section 6) the Incentive Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Executive understands and has taken cognizance of all of the risk factors related to the purchase of the Incentive Units and, other than as set forth in this Agreement, the Aggregator LLC Agreement and the HoldCo LLC Agreement and any other agreement or certificate delivered hereby or thereby, no representations or warranties have been made to Executive or Executive’s representatives concerning the Incentive Units or the Aggregator or HoldCo or their prospects or other matters;

(f) Executive has been given the opportunity to examine all documents and to ask questions of, and receive answers from, the Aggregator and its representatives concerning the Aggregator, HoldCo and HoldCo’s Subsidiaries, the Aggregator LLC Agreement, the HoldCo LLC Agreement, the Aggregator’s organizational documents and the terms and conditions of the purchase of the Incentive Units and to obtain any additional information which Executive deems necessary;

(g) all information which Executive has provided to the Aggregator and the Aggregator’s representatives concerning Executive and Executive’s financial position is complete and correct as of the date of this Agreement; and

(h) Executive is or is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as indicated on the Signature Page.

3. Other Representations. Executive acknowledges that Sponsor, and/or its respective Affiliates may, from time to time, provide services to HoldCo or the Aggregator and their respective Affiliates for which a fee will be paid by HoldCo, the Aggregator, or their respective Affiliates, as applicable, including an annual monitoring/advisory fee and/or transaction fees.

II-2

Exhibit III

ELECTION TO INCLUDE INCENTIVE UNITS IN GROSS
INCOME PURSUANT TO SECTION 83(b) OF THE
INTERNAL REVENUE CODE

The undersigned acquired Class B Units (the “Incentive Units”) of Jersey Mike’s Management Aggregator LLC (the “Aggregator”) on [Date], 2026 (the “Acquisition Date”).

The undersigned desires to make an election to have the Incentive Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned acquired the Incentive Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Incentive Units (described below), to report as taxable income for calendar year 2026 the excess, if any, of the Incentive Units’ fair market value on the Acquisition Date over the acquisition price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1. The name, address and social security number of the undersigned:

[Participant Name]
__________________
__________________
__________________

SSN: ____-___-_____

2. A description of the property with respect to which the election is being made:

[Number] Class B Units in the Aggregator

3. The date on which the property was transferred: The Acquisition Date.

4. The taxable year for which such election is made: Calendar year 2026.

5. The restrictions to which the property is subject, include the following: If the undersigned ceases to be employed by certain affiliates of the Aggregator under certain circumstances, all or a portion of the Incentive Units may be subject to forfeiture. The Incentive Units are also subject to transfer restrictions.

6. The aggregate fair market value (on a liquidation basis) on the Acquisition Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $0.

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7. The aggregate amount paid for such property: $0.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

A copy of this election has been furnished to the Aggregator and the Employer pursuant to Treasury Regulations §1.83-2(e)(7).

Dated:	2026
[Participant Name]

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Appendix A

Restrictive Covenants

1. Non-Compete. During Executive’s employment with the Employer or any other member of the Company Group and until the 24-month anniversary of the Termination Date (the “Restricted Period”), Executive shall not, directly or indirectly, individually or on behalf of any Person other than the Company Group, whether for compensation or otherwise, in any Restricted Area, (a) engage in any Restricted Business, (b) enter into the employ of, or render any services to, any Person engaged in any Restricted Business, (c) have an interest in any Person that engages, directly or indirectly, in any Restricted Business, or (d) other than in the context of the exercise of Executive’s rights and performance of Executive’s obligations as an employee of or other service provider engaged by the Company Group, interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any member of the Company Group and any client, customer, vendor or supplier, or any similar business relationships, of the Company Group. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as a passive investment, securities of any other Person if Executive does not, directly or indirectly, own 1%, in the aggregate, of any class of securities of such other Person; provided further, that during Executive’s employment with the Employer or any member of the Company Group, such exception shall only apply with respect to publicly traded securities. For purposes of this Agreement, (A) “Restricted Area” shall mean within fifty (50) miles of any “Jersey Mike’s” store or office location in the United States, as well as any foreign country, state, province or territory in which the Company Group operates or conducts business or, as of the effective date of Executive’s termination, has plans to operate or conduct business in the future, in each case, at any time during the Restricted Period, (B) “Restricted Business” shall mean (i) any business which derives at least ten percent (10%) of its gross annual revenue from the sale of any Competing Products, (ii) any business, activity, enterprise or venture where Executive devotes the majority of Executive’s business time, skill or efforts to the establishment or development of, or operations related to, any Competing Product, and (iii) the following businesses: Subway, Jimmy John’s, Firehouse Subs, Potbelly Subs, Planet Subs, McAlister’s Deli, Schlotzky’s, Arby’s, Panera Bread, and Mr. Goodcents (including, in each case, any affiliates of such businesses), and (C) “Competing Products” means (i) sandwiches (including, without limitation, submarine-style, deli-style sandwiches or wraps) and (ii) any other food- or beverage-based products that any member of the Company Group sells during the course of Executive’s employment or has taken substantial steps towards developing during Executive’s employment if, in the case of clause (ii) only, such products represent more than five percent (5%) of the Company Group’s gross annual revenue at any point during Executive’s employment with the Company Group. Executive acknowledges that the geographic restrictions set forth in this Section 1 are reasonable and necessary to protect the goodwill of the business conducted by the Company Group.

2. Non-Solicitation; Non-Interference. During the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other Person, (i) solicit or attempt to solicit business from franchisees, business partners, vendors, suppliers, area directors, distributors, licensees, licensors or other business relations of the Company Group, (ii) interfere or attempt to interfere with the Company Group’s business relationship with its business partners, vendors, suppliers, franchisees, area directors, distributors, licensees, licensors or other business relations (including by making any disparaging statements about the Company Group), or (iii)

submit, solicit, encourage or discuss any proposal, plan or offer to acquire an interest in any of the Company Group’s identified potential acquisition targets which are known to Executive or were otherwise identified during Executive’s employment with the Employer or any other member of the Company Group.

3. Non-Solicitation of Employees. During the Restricted Period, Executive shall not, directly or indirectly, other than on behalf of the Company Group (i) solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, independent contractor or other service provider to terminate his or her relationship with the Company Group or (ii) hire, employ or otherwise engage any such individual; provided, that the foregoing shall not (A) prohibit Executive from engaging in general solicitations (including by use of a search firm or an employment agency) for employees or independent contractors or from hiring such individuals as a result of their response to such solicitation, so long as such solicitation is general in nature and does not specifically target such employees or independent contractors, or (B) apply with respect to any employee, independent contractor or other service provider whose employment or other engagement by the Company Group terminated at least 12 months prior to such solicitation, hiring, employment or engagement.

4. Non-Disparagement. Executive shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage HoldCo, any other member of the Company Group, or any of their respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives, with respect to any of their respective past or present activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. Nothing in this section shall preclude Executive from responding truthfully to a lawful subpoena or other compulsory legal process or providing truthful information otherwise required by law.

5. Intellectual Property. “Intellectual Property” means any intellectual property, including any idea, creation, invention, design, design patent, patent, copyright, trademark, trade dress, logo, goodwill, know-how, technique, technology, Trade Secret, strategic plan, software or program requirement, code, flow chart, diagram, supply source, drawing, blueprint, description, specification, sample, instruction, formula, invention, method, process, or other similar material. Any Intellectual Property developed within the scope of and during Executive’s employment with the Company Group, whether developed during work hours or after hours, and whether developed solely by Executive or by Executive’s effort combined with the effort of the Company Group’s consultants, designers, agents, vendors, customers, other employees, is a “work made for hire” and is the Company Group’s sole property. Notwithstanding the foregoing, in the event that any such Intellectual Property is not deemed to be a “work made for hire,” Executive hereby assigns and agrees to assign to the Company Group all rights, title, or interest in and to that Intellectual Property and in and to any results or proceeds.

(a) Disclosure of Prior Inventions. Executive has identified on Appendix B all inventions, ideas, and expressions of ideas relating in any way to the Restricted Business or demonstrably anticipated research and development that were made by Executive prior to employment with the Company Group (“Prior Inventions, Ideas, and Expressions of Ideas”), and Executive represents that such list is complete. Executive agrees that Executive will not incorporate, or permit to be incorporated, such Prior Inventions, Ideas, and Expressions of Ideas in any Company Group Intellectual Property without HoldCo’s prior written consent. If there is no such list on Appendix B, Executive represents that Executive has made no such Prior Inventions, Ideas, and Expressions of Ideas at the time of signing this Agreement.

(b) Ownership of Company Inventions; Copyrights. Executive hereby agrees promptly to disclose and describe to the Employer, and hereby assigns and agrees to assign to the Employer or its designee, Executive’s entire right, title, and interest in and to all Intellectual Property, inventions, ideas, and expressions of ideas, including any associated intellectual property rights, that Executive may solely or jointly conceive, develop, or reduce to practice during the period of employment with the Company Group and any future inventions as described below (“Company Inventions”). Executive acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of employment and that are protectable by copyrights are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). To the extent that any such works are not so considered a “work made for hire” under applicable law or copyrightable subject matter, then such works will be deemed, upon creation, to be assigned to the Employer automatically without further compensation or action by either party, and Executive hereby assigns such works to the Employer.

(c) Future Inventions. Executive recognizes that Company Inventions or Confidential Information relating to Executive’s activities while working for the Employer and conceived or made by Executive, alone or with others, within one (1) year after termination of employment may have been conceived in significant part while employed by the Company Group. Accordingly, Executive agrees that such post-employment inventions and proprietary information will be presumed to have been conceived during employment with the Company Group and are to be assigned to the Employer automatically without further compensation or action by either party, and Executive hereby assigns such works to the Employer.

(d) Cooperation in Perfecting Rights to Copyrights and Inventions. Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Employer to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Intellectual Property and Company Inventions hereby assigned to the Employer. In the event the Employer is unable for any reason to secure Executive’s signature to any document required to apply for or execute any patent, copyright, or other applications with respect thereto (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive’s agents and attorneys in fact to act for and on Executive’s behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by Executive.

(e) Disclosure. Executive is hereby notified that the provisions of this Agreement do not apply to (i) any invention for which no equipment, supplies, facility, or Trade Secret information or Intellectual Property of the Company Group was used and which was developed entirely on Executive’s own time and (1) which does not relate (a) directly to the Restricted Business or (b) to the Employer’s actual or demonstrably anticipated research or development, and (2) which does not result from any work performed by Executive for the Company Group or (ii) any Intellectual Property, to the extent such application would violate any applicable law.

6. Confidential Information. Executive acknowledges that the Confidential Information obtained by Executive during Executive’s employment or service with the Employer is the property of the Company Group. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of HoldCo, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of any act or omission by Executive in violation of this letter; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process, or similar process, Executive shall (i) to the extent practicable and not prohibited by law, notify HoldCo promptly, and consult with and assist (to the extent practicable and not prohibited by law) HoldCo, at HoldCo’s expense, in seeking a protective order, (ii) in the event that such protective order is not obtained, or if HoldCo waives compliance with the terms hereof, disclose only that portion of the Confidential Information which is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) HoldCo shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

For purposes of this Agreement, “Confidential Information” includes all non-public information (whether a Trade Secret or not and whether proprietary or not) relating to the Company Group’s business, and its owners (including Sponsor) or their family members, that the Company Group either treats as confidential, is of value to the Company Group, or is important to the Company Group’s business and operations, including but not limited to the following specific items: Trade Secrets, actual or prospective customers and customer lists; sales; actual and prospective pricing; rebate information; products; know-how; recipes; proprietary food preparation techniques; industrial engineering; manufacturing processes, methods and techniques; research and development; designs, patents, trademarks, copyrights and any other intellectual property; information systems and software; business plans, budgets, forecasts and projections; negotiations and contracts; financial statements; loan agreements; raw materials, raw material usage and raw material costs; all cost and expense data regarding any area of the Company Group’s business; marketing strategies; information regarding the specific needs and requirements of the Company Group, its customers, vendors and suppliers; employment and personnel information, benefits and benefit plans and employee compensation; licenses; licensors; real and personal property leases and lease terms; legal matters; non-public information relating to the Company Group’s owners and their family members; any other non-public business information regarding the Company Group, including but not limited to any information or documents labeled “Confidential” or “Secret;” or any information, data or documents for which a reasonable person would know is of a confidential or proprietary nature, including but not limited to this Agreement and the negotiations leading to it.

Confidential Information does not include information that:

(a) Executive can demonstrate was already in the public domain when it was disclosed to Executive; or

(b) Becomes part of the public domain under circumstances other than Executive’s direct or indirect unauthorized act or omission.

Nothing in this Agreement is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. Pursuant to the federal Defend Trade Secrets Act, Executive cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal. The Company Group will not retaliate against the individual in any way for a disclosure made in accordance with the law. In the event a disclosure is made, and the individual files a lawsuit against the Company Group alleging that the Company Group retaliated against the individual because of Executive’s disclosure, Executive may disclose the relevant trade secret or confidential information to Executive’s attorney and may use the same in the court proceeding only if (i) Executive ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (ii) Executive does not otherwise disclose the trade secret or confidential information except as required by court order.

7. Trade Secret. “Trade Secret,” is defined as set forth under the federal Defend Trade Secrets Act, 18 U.S.C. § 1836 et seq., as amended, and all applicable state laws, including but not limited to the laws of the State of Delaware, as amended, and will include information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that is not commonly known by or available to the public and that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8. Scope and Enforcement of Covenants.

(a) Executive acknowledges that the provisions of this Appendix A are in consideration of: (i) the grant of Incentive Units (if any) and (ii) additional good and valuable consideration as set forth in the Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 1 through 8 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company Group of the non-enforcement of this Appendix A outweighs any potential harm to Executive of their enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Appendix A and has given careful consideration to the restraints imposed upon Executive by this Appendix A, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company Group now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Appendix A is reasonable with respect to subject matter and time period. It is specifically recognized by Executive that Executive’s services to HoldCo or any of its Affiliates are special, unique, and of extraordinary value, that the Company Group has a protectable interest in the obligations imposed on Executive as provided in this Appendix A and that money damages are insufficient to protect such interest, that there is adequate consideration being provided to Executive hereunder, that such prohibitions would be necessary and appropriate without regard to payments being made to Executive hereunder, and that HoldCo would not enter the Agreement with Executive without the restrictions in this Appendix A. Executive further acknowledges that the provisions of this Appendix A are separate and independent of the other sections of the Agreement. In the event that the agreements in this Appendix A shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action. The period of time during which the provisions of Sections 1, 2 and 3 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms thereof.

(b) Notwithstanding anything to the contrary herein, Executive acknowledges and agrees that (i) following the Closing Date, the Aggregator may amend any provision of this Appendix A as it may deem in its discretion to be necessary or advisable to conform such provision to the requirements of, or increase the enforceability of such provision under, applicable law, and no such amendment shall require the consent of Executive so long as such amendment does not impose a greater restraint on Executive than is imposed by such provision as in effect prior to such amendment, and (ii) the Aggregator may, in its discretion, elect to provide additional consideration to Executive as the Aggregator may deem necessary or advisable to conform any provision of this Appendix A to the requirements of, or increase the enforceability of such provision under, applicable law; provided, that in each case of (i) and (ii), the Aggregator shall provide prompt written notice thereof to Executive.

9. Independent Obligations. The provisions of this Appendix A are intended to be cumulative and are intended to be independent obligations of Executive, and shall not be affected by any similar provisions contained in any other agreement entered into by Executive and any member of the Company Group or any policy adopted by any member of the Company Group applicable to its employees generally.

Appendix B

Prior Inventions, Ideas, and Expressions of Ideas

Listed below are any Prior Inventions, Ideas, and Expressions of Ideas of Executive as defined in Appendix A: